As filed with the Securities and Exchange Commission on January 15, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAYCOM SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0957485
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7501 W. Memorial Road Oklahoma City, Oklahoma	73142
(Address of Principal Executive Offices)	(Zip Code)

Paycom Software, Inc. 2014 Long-Term Incentive Plan

(Full title of the plan)

Craig E. Boelte

Chief Financial Officer

Paycom Software, Inc.

7501 W. Memorial Road

Oklahoma City, Oklahoma 73142

(Name and address of agent for service)

(405) 722-6900

(Telephone number, including area code, of agent for service)

with copies of communications to:

Greg R. Samuel

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

(214) 651-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.01 per share	2,300,000	$124.94	$287,362,000.00	$34,828.27

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), we are also registering an indeterminable number of shares of common stock, par value $0.01 per share (“Common Stock”), as may become available for issuance in connection with stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The price for the shares of Common Stock being registered hereunder is based upon the average of the high and low prices per share of Paycom Software, Inc.’s common stock on the New York Stock Exchange on January 14, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Paycom Software, Inc., a Delaware corporation (the “Registrant”), to register an additional 2,300,000 shares of the Registrant’s common stock, par value $0.01 per share, for issuance under the Paycom Software, Inc. 2014 Long-Term Incentive Plan (the “LTIP”). Accordingly, the contents of the previous Registration Statement on Form S-8 (File No. 333-204134) filed by the Registrant with the Securities and Exchange Commission on May 13, 2015 (the “Prior Registration Statement”) relating to the LTIP, including reports that the Registrant filed after the Prior Registration Statement to maintain current information about the Registrant, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8. The Prior Registration Statement is currently effective.

Item 8.	Exhibits.

Exhibit No.	Description

5.1*	Legal Opinion of Haynes and Boone, LLP

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1)

24.1*	Power of Attorney (included in signature page)

99.1	Paycom Software, Inc. 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 dated March 10, 2014, filed with the SEC on March 10, 2014).

99.2	First Amendment to the Paycom Software, Inc. 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 1, 2017, filed with the SEC on May 4, 2017).

99.3	Form of Time and Market-Based Vesting Restricted Stock Award Agreement (CEO) under the Paycom Software, Inc. 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 26, 2017, filed with the SEC on April 27, 2017).

99.4	Form of Time and Market-Based Vesting Restricted Stock Award Agreement (Executive) under the Paycom Software, Inc. 2014 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated April 26, 2017, filed with the SEC on April 27, 2017).

99.5*	Form of Time and Market-Based Vesting Restricted Stock Award Agreement under the Paycom Software, Inc. 2014 Long-Term Incentive Plan

99.6*	Form of Time-Based Vesting Restricted Stock Award Agreement under the Paycom Software, Inc. 2014 Long-Term Incentive Plan

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on the 15th day of January, 2019.

PAYCOM SOFTWARE, INC.

By:	/s/ Chad Richison
Chad Richison
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Chad Richison or Craig E. Boelte, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Chad Richison Chad Richison	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	January 15, 2019

/s/ Craig E. Boelte Craig E. Boelte	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	January 15, 2019

/s/ Jason D. Clark Jason D. Clark	Director	January 15, 2019

/s/ Henry C. Duques Henry C. Duques	Director	January 15, 2019

/s/ Janet B. Haugen Janet B. Haugen	Director	January 15, 2019

/s/ Robert J. Levenson Robert J. Levenson	Director	January 15, 2019

/s/ Frederick C. Peters II Frederick C. Peters II	Director	January 15, 2019

/s/ J.C. Watts, Jr. J.C. Watts, Jr.	Director	January 15, 2019